UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 9, 2022

Five Point Holdings, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38088	27-0599397
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 FivePoint	4th Floor	Irvine	California	92618
(Address of Principal Executive Offices)				(Zip Code)

(949) 349-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares	FPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On February 9, 2022, Five Point Holdings, LLC (the “Company”) announced the appointment of Daniel Hedigan as Chief Executive Officer of the Company, effective immediately.

Mr. Hedigan, 68, served as President of Land Sales and Home Building for the Irvine Company from 2013 to 2021, where he oversaw the design, building and sales of new homes in the master-planned villages of the Irvine Ranch in Orange County, California. Prior to that, he served as Executive Vice President of Irvine Pacific, the Irvine Company’s homebuilding subsidiary, beginning in 2011. Mr. Hedigan originally joined the Irvine Company in 1984 as Division Counsel for Legal Affairs and later rejoined the company, serving as General Counsel from 1996 to 2003. In 2003, he was named Senior Vice President of Land Sales and Management at the Irvine Company. Mr. Hedigan holds a J.D. and Master’s Degree in Economics from the University of California, Los Angeles, and a B.A. in Economics and Political Science from the University of California, Irvine.

In connection with his appointment as Chief Executive Officer, Mr. Hedigan will receive an annual base salary of $600,000 and will be eligible for an annual incentive bonus with a target amount equal to $1,600,000, based upon the achievement of individual and Company performance objectives as determined by the Company’s Board of Directors or Compensation Committee; provided that Mr. Hedigan’s bonus for 2022 is guaranteed in the amount of $1,600,000. He will also receive an initial equity grant of restricted stock valued at $800,000, which will vest in two equal annual installments. Additionally, Mr. Hedigan will participate as “CEO” under the Company’s Senior Management Severance and Change in Control Plan, which was previously filed by the Company as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2018, and will enter into a standard indemnification agreement for the Company’s directors and executive officers.

Mr. Hedigan has no family relationship with any director, executive officer or person nominated to become a director or executive officer of the Company. Mr. Hedigan has not engaged in any transactions with the Company that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed. There are no arrangements or understandings between Mr. Hedigan and any other person pursuant to which he was appointed as the Company’s Chief Executive Officer.

Transition Arrangements with Lynn Jochim

The Company also announced that its President and Chief Operating Officer, Lynn Jochim, will step down and transition from such positions effective February 14, 2022. Ms. Jochim and the Company entered into an employment transition agreement on February 9, 2022, whereby Ms. Jochim will continue in her current positions, at her current compensation levels, until February 14, 2022. Given her value to the Company going forward, Ms. Jochim and the Company also entered into an advisory agreement with a term of three years, which will become effective immediately following her transition. In her role as an advisor, Ms. Jochim will provide consulting services to the Company’s senior management team related to, among other things, assessing future entitlements and business plans for the Company and its affiliates. Under the advisory agreement, Ms. Jochim will receive a monthly retainer of $83,333.33, and her existing equity awards will continue to vest in accordance with their terms. In the event of a termination of the advisory agreement either by the Company (other than for cause) or by Ms. Jochim for good reason, or in the event of a change in control of the Company, Ms. Jochim will receive all amounts payable under the advisory agreement for the remainder of its term, and her equity awards will accelerate. In the event of Ms. Jochim’s death or disability, the advisory agreement will terminate, she will be paid through the agreement termination date, and her equity awards will accelerate.

The foregoing descriptions of the employment transition agreement and the advisory agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the employment transition agreement and advisory agreement, which will be filed as exhibits to the Company’s Form 10-Q to be filed for the quarter ending March 31, 2022 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated February 9, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer, Vice President and Secretary

Date: February 9, 2022